News Release

Integra LifeSciences Reports First Quarter 2024 Financial Results
PRINCETON, N.J., May 6, 2024 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2024.

First Quarter 2024 Highlights
•First quarter revenues of $368.9 million declined 3.1% on a reported basis and declined 2.5% on an organic basis compared to the prior year. Revenue increased 1.6% on an organic basis excluding Boston

•First quarter GAAP earnings per diluted share of $(0.04), compared to $0.29 in the prior year; adjusted earnings per diluted share of $0.55, compared to $0.74 in the prior year

•Completed the acquisition of the Acclarent, Inc. on April 1

•Updating full-year 2024 revenue guidance to a range of $1.672 billion to $1.687 billion from a range of $1.603 billion to $1.618 billion to include the close of the Acclarent acquisition, adding approximately $80 million to guidance, and updated expectations for the relaunch of SurgiMend® and PriMatrix®

"We are pleased with our strong first quarter financial performance, which reflects the strength of our diversified portfolio and the unwavering commitment of our colleagues worldwide to our customers and patients,” said Jan De Witte, Integra LifeSciences' president and chief executive officer. “As we look to the rest of the year, we remain focused on executing our key priorities, particularly on enhancing quality, reliability and resilience of our manufacturing operations and supply chain, advancing our new product pipeline, and integrating the Acclarent business and welcoming our new colleagues.”

First Quarter 2024 Consolidated Performance

Total reported revenues of $368.9 million declined 3.1% on a reported basis and declined 2.5% on an organic basis compared to the prior year. Organic growth excluding Boston was 1.6%. Revenue exceeded the outlook the Company provided in February.
The Company reported GAAP gross margin of 56.1%, compared to 61.1% in the first quarter of 2023. Adjusted gross margin was 64.4%, compared to 67.3% in the prior year.
Adjusted EBITDA for the first quarter of 2024 was $71.8 million, or 19.5% of revenue, compared to $92.3 million, or 24.2% of revenue, in the prior year.
The Company reported a GAAP net loss of $(3.3) million, or $(0.04) per diluted share, in the first quarter of 2024, compared to a GAAP net income of $24.2 million, or $0.29 per diluted share, in the prior year.
Adjusted net income for the first quarter of 2024 was $43.0 million, or $0.55 per diluted share, compared to $60.7 million or $0.74 per diluted share, in the prior year.

First Quarter 2024 Segment Performance

Codman Specialty Surgical (~70% of Revenues)
Total revenues were $256.4 million, representing reported growth of 3.3% and organic growth of 4.4% compared to the first quarter of 2023.
Sales in Neurosurgery grew 6.3% on an organic basis. Key drivers for the quarter include:
•CSF management grew mid-single digits driven by Certas® Plus valves
•Mid-single-digit growth in dural access and repair driven by DuraGen®
•Neuro monitoring grew low-double digits driven by CereLink
•Advanced energy was down by low-single digits driven by lower CUSA® capital partially offset by CUSA disposables
•Sales in Instruments declined 2.0% on an organic basis
•Sales in international markets grew high-single digits

Tissue Technologies (~30% of Revenues)

Total revenues were $112.4 million, representing reported decline of 15.3% and organic decline of 15.3% compared to the first quarter of 2023 primarily driven by the Impact of the Boston product recall. Tissue Technologies sales were down 4.4% excluding Boston. Additional drivers for the quarter include:
•Triple-digit growth for DuraSorb®
•Mid-double-digit growth in Gentrix®
•Low double-digit decline in Integra Skin, MediHoney® and MicroMatrix®
•Sales in private label declined 0.6% on an organic basis, and increased 0.7% excluding Boston

Advancing our strategy

•Strong demand for Integra's diverse portfolio of leading brands
•Continued successful market uptake of CereLink®
•Maintained growth momentum in International and expanded international portfolio for CUSA®; CereLink; DuraSeal® and MediHoney®
•Completed the acquisition of Acclarent, Inc., building a leadership position for Integra in the ENT segment and providing immediate scale and accretive growth via a dedicated sales channel
•Growth in DuraSorb® ahead of the deal model, acquisition-to-date
•Expanded the UBM platform with the launch of MicroMatrix® Flex

Boston Update
•Third-party audit yielded more findings than anticipated
•Currently evaluating the timeline to address the findings and resume commercial distribution
•Removing SurgiMend and PriMatrix from 2024 guidance

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $15.8 million in the quarter. Total balance sheet debt and net debt at the end of the quarter were $1.86 billion and $1.20 billion, respectively, and the consolidated total leverage ratio was 3.2x.

As of quarter end, the Company had total liquidity of approximately $1.54 billion, including $663 million in cash plus short-term investments and the remainder available under its revolving credit facility.

2024 Outlook
For the full year 2024, the Company is updating its revenue and adjusted EPS expectations to $1.672 to $1.687 billion and $3.01 to $3.11, respectively. The revenue range represents reported growth of 8.4% to 9.4%, with organic growth of 3.3% to 4.3%, reflecting the completion of the Acclarent acquisition and the removal of approximately $10 million of revenue from the relaunch of SurgiMend and PriMatrix beginning in the second half.

For the second quarter 2024, the Company expects reported revenues in the range of $411 million to $416 million, representing reported growth of 7.8% to 9.1% and organic growth of 1.3% to 2.6%, reflecting the better than expected first quarter performance and the completion of the Acclarent acquisition. Adjusted earnings per diluted share are expected to be in the range of $0.60 to $0.65.

The Company’s organic sales growth guidance for the second quarter and the full-year excludes acquisitions and divestitures, as well as the effects of foreign currency.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Monday May 6, 2024, to discuss first quarter 2024 financial results and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the Company’s website following the call.

About Integra

At Integra LifeSciences, we are driven by our purpose of restoring patients’ lives. We innovate treatment pathways to advance patient outcomes and set new standards of surgical, neurologic, and regenerative care. We offer a comprehensive portfolio of high quality, leadership brands that include Acclarent®, AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, DuraSorb®, Gentrix®, ICP Express®, Integra®, Licox®, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen®, NeuraWrap™, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning: future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, charges related to the voluntary global recall of all products manufactured at the Company’s facility in Boston, Massachusetts, and income tax expense (benefit) related to non-GAAP adjustments and other items; the anticipated financial impact of the completion of the Acclarent, Inc. (“Acclarent”) acquisition on the Company’s operating results; the anticipated benefits to the Company arising from the completion of the Acclarent acquisition; and the Company’s expectations and plans with respect to business and operational performance, strategic initiatives, capabilities, resources, product development and regulatory approvals, including expectations concerning the resumption of manufacturing at the Company’s Boston, Massachusetts facility. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, inflation, supply chain disruptions, trade regulation and tariffs, bank failures and other economic disruptions, and U.S. and global recession concerns, on the Company’s customers and on the Company’s business, financial condition, results of operations and cash flows; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate Acclarent and other acquired businesses; the Company’s ability to achieve sales growth in a timely fashion; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions, including the war in Ukraine and the conflict in Israel and Gaza; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the Company's ability to comply with regulations regarding products of human origin and products containing materials derived from animal source; difficulties in controlling expenses, including costs to procure and manufacture the Company’s products; the ability of the Company to successfully manage leadership and organizational changes and the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Device Regulation; the scope, duration and effect of U.S. and international governmental, regulatory, fiscal, monetary and public health responses to any future public health crises; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; potential negative impacts resulting from environmental, social and governance matters; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2023 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, organic revenues excluding Boston, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net income, adjusted gross profit, adjusted gross margin, adjusted earnings per diluted share, free cash flow, adjusted free cash flow conversion, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Organic revenues excluding Boston consist of total revenues, excluding (i) the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and (ii) revenues associated with Boston produced products including sales reported prior to the recall and the impact of sales return provisions recorded. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the voluntary global recall of products manufactured at the Company’s Boston, Massachusetts facility (the “recall”); (v) intangible asset amortization expense; and (vi) income tax impact from adjustments. The measure of adjusted gross margin is calculated by dividing adjusted gross profit by total revenues. Adjusted gross profit consists of GAAP gross profit adjusted for: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) charges related to the recall; (iv) EU

Medical Device Regulation-related charges; and (v) intangible asset amortization expense. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.

Reconciliations of GAAP revenues to organic revenues, GAAP revenues to organic revenues excluding Boston, GAAP net income to adjusted EBITDA, and adjusted net income, GAAP gross profit to adjusted gross profit, GAAP gross margin to adjusted gross margin, GAAP total debt to net debt, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarter ended March 31, 2024 and 2023, and the GAAP operating cash flow to free cash flow and adjusted free cash flow conversion for the quarters ended March 31, 2024 and 2023, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Total revenues, net	$368,872	$380,846

Costs and expenses:
Cost of goods sold	162,038	147,975
Research and development	26,965	26,724
Selling, general and administrative	165,798	166,657
Intangible asset amortization	10,107	3,108
Total costs and expenses	364,908	344,464

Operating income	3,964	36,382

Interest income	5,040	4,107
Interest expense	(13,624)	(12,100)
Gain from sale of business	—	—
Other income, net	(610)	1,389
Income before income taxes	(5,230)	29,778
Income tax expense (benefit)	(1,949)	5,552
Net income (loss)	$(3,281)	$24,226

Net income per share:
Diluted net income (loss) per share	$(0.04)	$0.29

Weighted average common shares outstanding for diluted net income per share	77,735	82,322

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2024 and 2023 (amounts in thousands):

	Three Months Ended March 31,
	2024	2023	Change
Neurosurgery	202,268	192,870	4.9%
Instruments	54,166	55,266	(2.0)%
Total Codman Specialty Surgical	256,434	248,136	3.3%

Wound Reconstruction and Care	80,877	100,940	(19.9)%
Private Label	31,561	31,770	(0.7)%
Total Tissue Technologies	112,438	132,710	(15.3)%
Total reported revenues	368,872	380,846	(3.1)%

Impact of changes in currency exchange rates	2,423	—
Less contribution of revenues from divested products	—	(208)
Total organic revenues(1)	$371,295	$380,638	(2.5)%

Boston Revenue impact	$(38)	$(15,218)
Total organic revenues(1) excl. Boston	$371,257	$365,420	1.6%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2024

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	4,723	50	4,802	(83)	—	(46)	—
Structural Optimization charges	6,504	5,384	1,118	2	—	—	—
EU Medical Device Regulation charges	12,023	1,441	4,657	5,925	—	—	—
Boston Recall	6,979	6,146	834	—	—	—	—
Intangible asset amortization expense	27,698	17,591	—	—	10,107	—	—
Estimated income tax impact from above adjustments and other items	(11,696)	—	—	—	—	—	(11,696)
Depreciation expense	9,899	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2023

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	8,776	1,481	7,795	—	—	(500)	—
Structural Optimization charges	4,335	3,121	1,204	9	—	—	—
EU Medical Device Regulation charges	11,404	1,464	5,731	4,209	—	—	—
Intangible asset amortization expense	20,632	17,524	—	—	3,108	—	—
Estimated income tax impact from above adjustments and other items	(8,650)	—	—	—	—	—	(8,650)
Depreciation expense	10,224	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2024	2023

GAAP net income (loss)	(3,281)	24,226
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	37,597	30,855
Other (income) expense, net	656	(889)
Interest expense, net	8,584	7,993
Income tax expense (benefit)	(1,949)	5,552
Structural optimization charges	6,504	4,335
EU Medical Device Regulation charges	12,023	11,404
Boston Recall	6,979	—
Acquisition, divestiture and integration-related charges	4,723	8,776
Total of non-GAAP adjustments	75,118	68,026
Adjusted EBITDA	$71,837	$92,252

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023

GAAP net income (loss)	(3,281)	24,226
Non-GAAP adjustments:
Structural optimization charges	6,504	4,335
Acquisition, divestiture and integration-related charges(1)	4,723	8,776
EU Medical Device Regulation charges	12,023	11,404
Boston Recall	6,979	—
Intangible asset amortization expense	27,698	20,632
Estimated income tax impact from adjustments and other items	(11,696)	(8,651)
Total of non-GAAP adjustments	46,231	36,496
Adjusted net income	$42,950	$60,722

Adjusted diluted net income per share	$0.55	$0.74
Weighted average common shares outstanding for diluted net income per share	77,958	82,322

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2024	December 31, 2023

Shot term investments	$71,194	$32,694
Cash and cash equivalents	591,906	276,402
Trade accounts receivable, net	241,092	259,327
Inventories, net	403,422	389,608

Current and long-term borrowing under senior credit facility	1,190,411	840,094
Borrowings under securitization facility	94,600	89,200
Long-term convertible securities	570,984	570,255

Stockholders' equity	$1,597,952	$1,587,884

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2024	2023

Net cash provided by operating activities	$15,756	$26,156
Net cash used in investing activities	(53,965)	(13,704)
Net cash provided by (used by) by financing activities	358,676	(162,683)
Effect of exchange rate changes on cash and cash equivalents	(4,963)	937

Net increase (decrease) in cash and cash equivalents	$315,504	$(149,294)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$15,756	$26,156

Purchases of property and equipment	$(15,465)	$(13,704)
Free cash flow	291	12,452

Adjusted net income(1)	$42,950	$60,722
Adjusted free cash flow conversion	0.7%	20.5%

	Twelve Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$129,552	$246,284

Purchases of property and equipment	(68,737)	(46,722)
Free cash flow	$60,815	$199,562

Adjusted net income(1)	$230,004	$279,586
Adjusted free cash flow conversion	26.4%	71.4%

(1) Adjusted net income for quarters ended March 31, 2024 and 2023 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	March 31, 2024	December 31, 2023
Short-term borrowings under senior credit facility	19,375	14,531
Long-term borrowings under senior credit facility	1,171,036	825,563
Borrowings under securitization facility	94,600	89,200
Long-term convertible securities	570,984	570,255
Deferred financing costs netted in the above	8,605	9,651
Short term investments	(71,194)	(32,694)
Cash & Cash Equivalents	(591,906)	(276,402)
Net Debt	1,201,500	1,200,104

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP GROSS PROFIT TO MEASURES OF ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands, except percentages)

	Three Months Ended March 31,
	2024	2023

Total revenues, net	368,872	380,846
Cost of goods sold	162,038	147,975
Reported Gross Profit	206,834	232,871
Structural optimization charges	5,384	3,121
Acquisition, divestiture and integration-related charges	50	1,481
Boston Recall	6,146	—
EU Medical Device Regulation	1,441	1,464
Intangible asset amortization expense	17,591	17,524
Adjusted Gross Profit	237,446	256,461
Total Revenues	368,872	380,846
Adjusted Gross Margin	64.4%	67.3%